Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING APPOINTS WALTER BOGUMIL AS SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Las Vegas, NV — March 2, 2015 — Affinity Gaming (“Affinity” or the “Company”) today announced the appointment of Walter Bogumil as the Company’s Senior Vice President, Chief Financial Officer and Treasurer to succeed Donna Lehmann, who previously announced her intent to resign as of March 31, 2015.  Mr. Bogumil’s employment with the Company will commence March 19, 2015 and he will assume the Chief Financial Officer and Treasurer responsibilities on April, 1, 2015.

“The Board and I welcome Walter to lead our finance team,” said Michael Silberling, Affinity’s Chief Executive Officer. “Walter’s eighteen years of financial experience including twelve of those years in the gaming industry will ensure an effective transition and the strong financial leadership we need to add value to the Company and enhance long-term value for our shareholders.”

Mr. Bogumil joins Affinity from Penn National Gaming where he served in various capacities since April 2002, and most recently as Vice President of Financial Analysis.  Prior to that, he served as a Business Manager at Microsoft, from 2000 through 2002, as a Finance Manager for Sun International Resorts from 1998 through 2000, and as a Financial Analyst for Walt Disney World from 1996 through 1998.  Mr. Bogumil earned his master’s degree in business administration from the Crummer Graduate School of Business at Rollins College and a bachelor’s degree in finance from the University of Central Florida.

“I am very excited to be joining the Affinity team at such an important time,” said Mr. Bogumil.  “With the recent addition of key management and a clear strategy in place focusing on the strengths of the organization, I believe there is significant opportunity to generate value for stakeholders.”

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada.  The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa.  For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact:

Jacques Cornet

ICR

(646) 277-1285

jacques.cornet@icrinc.com

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